EX-35.2
(logo) CHASE


SERVICER COMPLIANCE STATEMENT

RE: J.P. Morgan Alternative Loan Trust 2007-S1 Mortgage Pass-Through
Certificates: This Pooling and Servicing Agreement, dated as of May 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation I, a Delaware corporation, as depositor (the "Depositor"), U.S. Bank National Association, as trustee (the "Trustee"), and Wells Fargo Bank, N.A., in its dual capacities as master servicer (the "Master Servicer") and securities administrator (the "Securities Administrator"), and acknowledged by J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as seller (the "Seller"), for purposes of Sections 2.04 and 2.05 and JPMorgan Chase Bank, National Association, a national banking association and The Bank of New York Trust Company, N.A., a national banking association, as custodians (each a "Custodian and together, the "Custodians"), for purposes of Sections 11.01, 11.02, 11.03, 11.06, 11.07 and 11.09

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the J.P. Morgan Alternative Loan Trust 2007-S1 Mortgage Pass-Through Certificates (The "Agreement"), does hereby certify that:

(1) A review of the activities of the Servicer during the calendar year ending December 31, 2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2008


JPMorgan Chase Bank,
National Association,
as Servicer

By: /s/ David Lowman
Name: David Lowman
Title: Executive Vice President